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Exhibit 99.1

New Stock Split Ratio

Further to the press release dated November 16, 2001, China NetTV Holdings ("the Company") wishes to announce that the Board of Directors has decided to change the stock split from a 5 to 4 ratio to 5 to 2. This forward stock split will provide shareholders of record at close of business on December 17, 2001 five shares for each two common shares owned and will enhance the marketability of the Company's shares. There will be a mandatory exchange of existing shares to new post-split shares. For shareholders of restricted shares, it is advisable to wait until the anniversary date of the certificate so that new unrestricted shares can be issued at the same time.
According to a December 10, 2001 article titled "Leadership role possibility in interactive TV", the South China Morning Post reported that China has an aggressive target to digitalize the TV industry and the State Administration of Radio, Film and Television (SARFT) has a target of digitalizing 30% of China's cable TV households. China has the largest population of cable TV subscribers in the world with 80 million subscribers as of last February. Please visit our web site: "www.chinanettvholdings.com" for a description of the business of the Company as well as previous press releases.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.

On Behalf of the Board of Directors
of China NetTV Holdings Inc.


"Signed"
--------
Ernest Cheung, President
For further information, please contact: Ernest Cheung (604) 689-4407

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